PZENA INVESTMENT MANAGEMENT, INC. ANNOUNCES
NOVEMBER 30, 2015 ASSETS UNDER MANAGEMENT

New York, NY, December 7, 2015: Pzena Investment Management, Inc. (NYSE: PZN) today reported its preliminary assets under management as of November 30, 2015.

AUM for month-end November 2015, month-end October 2015, and month-end November 2014 are listed below:
Pzena Investment Management, Inc.
Assets Under Management1
($ billions)

	As of	As of	As of
	November 30, 2015	October 31, 2015	November 30, 2014
Account Type
Institutional Accounts	$15.6	$15.7	$15.0
Retail Accounts	11.3	11.4	12.3
Total	$26.9	$27.1	$27.3

Investment Strategy[2]
U.S. Value Strategies
Large Cap Value	$10.4	$10.4	$12.0
Mid Cap Value	1.7	1.7	1.8
Value	1.6	1.6	1.8
Small Cap Value	1.3	1.2	1.2
Other U.S. Strategies	0.1	0.1	—
Total U.S. Value Strategies	15.1	15.0	16.8
Global & Non-U.S. Value Strategies
Global Value	4.5	4.5	5.7
International Value	4.3	4.4	2.7
Emerging Markets Value	1.8	2.0	1.2
European Value	1.1	1.1	0.8
Other Global & Non-U.S. Value Strategies	0.1	0.1	0.1
Total Global & Non-U.S. Value Strategies	11.8	12.1	10.5
Total	$26.9	$27.1	$27.3

Account Domicile
U.S.	$19.8	$19.7	$18.9
Non-U.S.	7.1	7.4	8.4
Total	$26.9	$27.1	$27.3
1 Numbers may be subject to rounding.
2 Inclusive of our Expanded Value, Focused Value and variations thereof.

About Pzena
Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements
This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company's management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 13, 2015 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Gary Bachman, 212-355-1600 or bachman@pzena.com.